EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

AMG Pantheon Master Fund, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$62,931,108.24 (1)	0.00927%	$5,833.71 (2)

Fees Previously Paid			$5,833.71 (2)

Total Transaction Valuation	$62,931,108.24 (1)

Total Fees Due for Filing			$5,833.71

Total Fees Previously Paid			$5,833.71

Total Fee Offsets

Net Fee Due			$0.00

(1)

Calculated as the aggregate maximum purchase price for units of beneficial interest, based upon the estimated net asset value per unit as of July 31, 2022. The fee of $5,833.71 was paid in connection with the filing of the Schedule TO-I by AMG Pantheon Master Fund, LLC (File No. 005-89631) on September 23, 2022 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $92.70 per $1,000,000.00 of the Transaction Valuation.